Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                     Contact: Paul Knopick

                                                                                                                      888-795-6336

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ITRONICS REPORTS 2012 FIRST QUARTER SILVER REVENUES UP 226 PERCENT; TOTAL REVENUES UP 12 PERCENT

RENO, Nevada, April 12, 2012 -- Itronics Inc. (OTC: ITRO) reported today that its total Revenues for the first quarter 2012 increased by 12 percent to $572,500 from $511,000 in 2011. While GOLD’n GRO fertilizer sales were down, silver sales were up 226 percent on a three times increase in ounces sold.

Unaudited Revenues for the first quarter ended March 31, 2012 together with comparative unaudited figures for the 2011 first quarter are presented below:

ITRONICS INC.
For the Quarter
Ended March 31
REVENUE	2012	2011
Fertilizer	$ 294,132	$ 419,291
Silver	$ 231,272	$ 70,962
Photo Services	$ 16,424	$ 20,698
Mining Technical Services	$ 30,672	$ 431
Total Revenues	$ 572,500	$ 511,382

GOLD’n GRO liquid fertilizer sales for the first quarter 2012 were 30 percent lower than the 2011 first quarter, since fertilizer sales for the first quarter of 2011 included approximately $172,000 in orders carried over from the fourth quarter of 2010. Without these sales, the comparable 2012 first quarter fertilizer sales would be up 19 percent.

Silver sales for the quarter increased by 226 percent on a three times increase in ounces sold. The Company has improved the efficiency of its refining operations, which, with silver trading at $32 per troy ounce, is strongly benefiting the company. The Company’s receipts of silver-bearing photographic liquids continue to be more than adequate to meet the requirements for a large increase in GOLD’n GRO fertilizer sales.

Mining Technical Services sales were up in the first quarter due to an increase in consulting services for a long term client.

Itronics owns the strategically located 6,000 acre Fulstone Project which is an Iron Oxide Copper Gold (IOCG) mineral exploration property in the Yerington Copper Mining District in

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4-12-12 Itronics Inc. Press Release, "Reports 2012 First Quarter Revenues…"

northwestern Nevada. There are now four major near-by copper projects under active development. Two of these are "elephants" on a world scale with drill measured resources exceeding 800 million tons and with on-going drilling still expanding the respective resources. The Company believes that this near-by active development is improving the attractiveness of its Fulstone Project.

"Itronics outlook for the second quarter is bullish," said Dr. John Whitney, Itronics President. "On-going implementation of Itronics five-year plan to put internally developed clean technology into commercial use is progressing well, as is the plan to capitalize on proprietary mineral property acquisition and ownership."

Itronics’ technologies maximize sustainability. The Company’s goal is to achieve profitable large scale clean technology driven growth in specialty fertilizers, silver, and related technologies and products.

About Itronics

Headquartered in Reno, Nevada, Itronics Inc. is a "Creative Clean Technology" company. Itronics, through its subsidiary, Itronics Metallurgical, Inc. is the only Company with a fully permitted "Beneficial Use Photochemical, Silver, and Water Recycling" plant in the United States that converts used photoliquids into pure silver and GOLD'n GRO liquid fertilizers. The Company is developing environmentally compatible mining technology, provides project planning and technical services to the gold mining industry, and operates the popular InsideMetals.com web site, http://www.insidemetals.com, which provides a value-added WORLD VIEW of Gold Producer Stocks, Mineral Producer Stocks, Junior Gold Stocks, and Junior Mineral Stocks.

VISIT OUR WEB SITE: http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)